Exhibit 99.1

PRESS RELEASE

Contact:
Kelly Loeffler, VP, Investor Relations & Corp. Communications
IntercontinentalExchange
+1 770 857 4726
Kelly.Loeffler@theice.com

IntercontinentalExchange Announces Appointment of
Senator Judd A. Gregg to Board of Directors

ATLANTA, March 7, 2011, IntercontinentalExchange (NYSE: ICE), a leading operator of regulated global futures exchanges, clearing houses and over-the-counter (OTC) markets today announced that former U.S. Senator Judd A. Gregg has joined the IntercontinentalExchange Board of Directors. Gregg’s appointment is effective immediately.

Senator Gregg has spent over three decades in public office, most recently serving as the United States Senator from the State of New Hampshire for three terms, completing his service in January 2011.  Beginning in 2005, he chaired the U.S Senate Committee on Budget, and in 2008 served on the Congressional Oversight Panel overseeing the implementation of the Emergency Economic Stabilization Act.  Gregg also was a member of the Committee on Banking, Housing and Urban Affairs, the Committee on Appropriations and Committee on Health, Education, Labor and Pensions. Prior to the Senate, he served two terms as Governor of New Hampshire, from 1989 to 1992. He also completed four terms in the U.S. House of Representatives, from 1981 to 1989. Prior to public service, Senator Gregg was an attorney and businessman.

Said Jeffrey C. Sprecher, ICE's Chairman and Chief Executive Officer: "We are pleased to welcome Senator Gregg as a member of the ICE Board of Directors. His deep understanding of financial markets, as well as his extensive public policy and business experience, is extremely valuable as we expand our global marketplace. Our Board and our company will benefit from his leadership and insight.”

“I am very pleased to join the IntercontinentalExchange Board and to be a part of a global market leader and a catalyst for transparency,” said Senator Gregg. “The company’s growth and ability to innovate in delivering vital solutions amid the rapid evolution of market structure make this an exciting time to join ICE, and I look forward to working with my colleagues on the Board.”

About IntercontinentalExchange
IntercontinentalExchange (NYSE: ICE) is a leading operator of regulated futures exchanges and over-the-counter markets for agricultural, credit, currency, emissions, energy and equity index contracts. ICE Futures Europe hosts trade in half of the world’s crude and refined oil futures. ICE Futures U.S. and ICE Futures Canada list agricultural, currencies and Russell Index markets. ICE is also a leading operator of central clearing services for the futures and over-the-counter markets, with five regulated clearing houses across North America and Europe. ICE serves customers in more than 70 countries.

The following are trademarks of IntercontinentalExchange, Inc. and/or its affiliated companies: IntercontinentalExchange, IntercontinentalExchange & Design, ICE, ICE and block design. All other trademarks are the property of their respective owners. For more information regarding registered trademarks owned by IntercontinentalExchange, Inc. and/or its affiliated companies, see: www.theice.com/terms

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 - Statements in this press release regarding IntercontinentalExchange’s business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on February 9, 2011.